Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

SHIPROCK, INC.,

SHIPROCK SUBSIDIARY, INC.

AND

DUSKA SCIENTIFIC CO.

Exhibit A -	Certificate of Merger
Exhibit B -	Form of Amended and Restated Articles of Incorporation
Exhibit C -	Form of new 2004 Stock Incentive Plan (intentionally omitted)
Exhibit D -	Investment Letter (intentionally omitted)
Exhibit E -	Escrow Agreement
Exhibit F -	Form of Indemnification Waiver letter

i

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 2nd day of February, 2004, by and among Shiprock, Inc., a Nevada corporation (hereinafter “Shiprock”); Shiprock Subsidiary, Inc., a Delaware corporation (hereinafter “Shiprock Sub”); Tommy J. Gropp, a principal stockholder and a director of Shiprock and a director of Shiprock Sub (hereinafter “Gropp”); and Duska Scientific Co., a Delaware corporation (hereinafter “Duska”).

RECITALS

WHEREAS, Shiprock desires to acquire Duska as a wholly-owned subsidiary and to issue shares of Shiprock common stock to the stockholders of Duska upon the terms and conditions set forth herein. Shiprock Sub is a wholly-owned subsidiary corporation of Shiprock that shall be merged into Duska, whereupon Duska shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of Shiprock (Shiprock Sub and Duska are sometimes collectively hereinafter referred to as the “Constituent Corporations”);

WHEREAS, the boards of directors of Shiprock and Duska, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that Shiprock Sub merge with and into Duska pursuant to this Agreement and the Certificate of Merger (in the form attached hereto as Exhibit “A”) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”);

WHEREAS, Shiprock Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by Shiprock as of the closing of the Merger; and

WHEREAS, during the period commencing with the date of this Agreement and ending immediately prior to the closing of the Merger, Duska proposes to raise a minimum of $2,500,000 in gross offering proceeds through the private sale of “Units” to accredited investors (each Unit to consist of shares of Duska’s common stock, $.001 par value (“Duska Common Stock”), and a warrant to purchase additional shares of Duska Common Stock). All of the foregoing shares of Duska Common Stock and common stock purchase warrants that comprise the Units will be issued and will be outstanding prior to the Merger, and will be exchanged in the Merger for Shiprock $.001 par value common stock (“Shiprock Common Stock”) and Shiprock Common Stock purchase warrants in the same manner as all other currently outstanding shares of Duska Common Stock and warrants are exchanged.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. PLAN OF REORGANIZATION. The parties hereto do hereby agree that Shiprock Sub shall be merged with and into Duska upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2. TERMS OF MERGER. In accordance with the provisions of this Agreement and the requirements of applicable law, Shiprock Sub shall be merged with and into Duska as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 6 hereof). Duska shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of Shiprock Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Certificate of Incorporation and the By-laws of the Surviving Corporation, as existing immediately prior to the Effective Date, shall be and remain the Certificate of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b) Events Occurring Prior to the Closing.

(1) Prior to the Merger becoming effective under Delaware law, Duska shall raise a minimum of $2,650,000 in gross offering proceeds from the sale of Units in one or more private placements (collectively, the “Financing”) under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Each “Unit” shall consist of one share of Duska Common Stock and one or more common stock purchase warrants. The price of the Units, and the terms of the warrants included in the Units shall be established by Duska in its sole discretion. All of the shares of Duska Common Stock issued as part of the foregoing Units pursuant to this Section 2(b) shall be included in the shares of Duska that are outstanding at the time of the Merger and will be converted/exchanged in the Merger accordance with Section 2(c)(1) below, and all warrants issued as part of these Units will be exchanged for warrants to purchase Shiprock Common Stock in accordance with Section 2(d)(1) below.

(2) Prior to the Merger and the Financing, Duska will effect a three-for-one forward stock split of the outstanding shares of Duska Common Stock (the “Stock Split”). The number of shares of Shiprock Common Stock to be issued pursuant to Section 2(c)(1) below, and the options and warrants to be issued by Shiprock pursuant to Section 2(d)(1), shall be determined after the completion of the Stock Split.

(c) Conversion of Securities.

As of the Effective Date and without any action on the part of Shiprock, Shiprock Sub, Duska or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1) Each share of Duska Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into one share of Shiprock Common Stock. All such shares of Duska Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Shiprock Common Stock, respectively, into which such shares of Duska Common Stock were converted. The holders of such certificates previously evidencing shares of Duska Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Duska Common Stock except as otherwise provided herein or by law;

(2) Any shares of Duska capital stock held in the treasury of Duska immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(3) Each share of capital stock of Shiprock Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by Shiprock;

(4) The 1,400,000 shares of Shiprock Common Stock issued and outstanding immediately prior to the Merger (the number of outstanding shares reflecting the cancellation of 180,000 shares of Shiprock Common Stock pursuant to Section 7(e) below) will remain outstanding after the Merger.

(d) Other Matters.

(1) Upon the effectiveness of the Merger, each outstanding option or warrant to purchase Duska Common Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase (in substitution for each share of Duska Common Stock subject to an Duska option or warrant) one share of Shiprock Common Stock at a price equal to the exercise price in effect prior to the Merger. All other terms and conditions of each Duska option or warrant shall remain the same.

(2) At or prior to the Closing, the number of directors of Shiprock will be increased to eight and the then existing sole director of Shiprock shall then nominate and elect (effective immediately after the Effective Date) to the Board of Directors of Shiprock the eight persons designated by Duska. All of the persons serving as directors and officers of Shiprock immediately prior to the Closing shall resign from all of their positions with Shiprock, effective immediately after the Effective Date.

(3) Upon the effectiveness of the Merger, Shiprock shall assume and will be bound by the registration rights agreements previously entered into, or hereafter entered into, between Duska and (i) the subscribers who have agreed to purchase Units in the Financing, and (ii) any of the other stockholders of Duska.

3. DELIVERY OF SHARES. On or as soon as practicable after the Effective Date, Duska will use reasonable efforts to cause all of the person/entities that own Duska Common Stock on the Effective Date (the “Duska Stockholders”) to surrender to Shiprock’s transfer agent for cancellation certificates representing their shares of Duska Common Stock, against delivery of certificates representing the shares of Shiprock Common Stock for which the Duska shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented Duska Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Shiprock Common Stock into which the shares of Duska Common Stock represented by such Duska certificate shall have been so converted.

4. REPRESENTATIONS OF DUSKA. Duska hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

(a) As of the date hereof (assuming that all of the $500,000 principal amount of Duska convertible notes are converted into additional shares of Duska Common Stock (the “Note Conversion”) prior to the Effective Date), the total number of shares of Duska Common Stock issued and outstanding is 4,683,587 shares, which shares shall be increased to 14,050,761 shares prior to the Effective Date as a result of the Stock Split. No shares of Preferred Stock are currently outstanding. As of the date hereof (assuming that the Note Conversion is effected), the number of shares of Duska Common Stock underlying all of the outstanding stock purchase options and warrants issued by Duska, or committed to be issued by Duska, is 3,067,000 shares (which number shall be 9,201,000 after the Stock Split). Prior to the Effective Date, Duska will issue additional shares of Duska Common Stock, and grant additional warrants, in the Financing to be effected in accordance with Section 2(b) above. Other than the foregoing shares of Duska Common Stock and warrants that will be issued in the Financing prior to the Closing, the foregoing shares, options and warrants represent all of the shares of Duska’s capital stock, and all options and warrants to purchase Duska Common Stock, that will be issued and outstanding as of the Effective Date.

(b) The outstanding shares of Duska Common Stock constitute duly authorized, validly issued shares of capital stock of Duska. All outstanding shares of Duska Common Stock are fully paid and nonassessable.

(c) The Duska audited financial statements as of and for the year ended December 31, 2002 and the unaudited financial statements for the interim period ending September 30, 2003, which have been delivered to Shiprock (hereinafter referred to as the “Duska Financial Statements”), fairly present the financial condition of Duska as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Duska Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since September 30, 2003; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Duska as reflected in the Duska Financial Statements. Duska has or will have at Closing, good title to all assets shown on the Duska Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The Duska Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for footnotes).

(d) Since September 30, 2003 there have not been any material adverse changes in the financial position of Duska except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of Duska.

(e) Duska is not a party to any material pending litigation or, to the knowledge, after due investigation, of its executive officers (herein, “Knowledge”), any governmental investigation or proceeding, not reflected in the Duska Financial Statements, and to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Duska.

(f) Duska is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on Duska.

(g) Duska has, or by the Effective Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

(h) Duska has not materially breached any material agreement to which it is a party. Duska has previously given Shiprock copies of or access to all material contracts, commitments and/or agreements to which Duska is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i) Duska has no subsidiary corporations.

(j) Duska has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Shiprock prior to the Effective Date, during reasonable business hours and on reasonable notice.

(k) Duska has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the Board of Directors of Duska and by the stockholders of Duska. The execution of this Agreement does not materially violate or breach any material agreement or contract to which Duska is a party, and Duska, to the extent required, has (or will have by the Closing) obtained all necessary approvals or consents required by any agreement to which Duska is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Duska.

(l) Information regarding Duska which has been delivered by Duska to Shiprock for use in connection with the Merger, is true and accurate in all material respects.

5. REPRESENTATIONS OF SHIPROCK, SHIPROCK SUB AND GROPP. Shiprock, Shiprock Sub and Gropp hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

(a) As of the Effective Date, the shares of Shiprock Common Stock to be issued and delivered to the Duska Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued shares of Shiprock capital stock, fully- paid and nonassessable and free of all liens and encumbrances.

(b) Shiprock has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Date be duly authorized by the respective Boards of Directors of Shiprock and Shiprock Sub and by Shiprock as the sole stockholder of Shiprock Sub and (ii) do not have to be approved or authorized by the stockholders of Shiprock under applicable law, Shiprock’s charter documents or any agreement by which Shiprock is bound. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Shiprock or Shiprock Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Shiprock, Shiprock Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles or Certificate of Incorporation or by- laws of either Shiprock or Shiprock Sub.

(c) Shiprock has delivered to Duska a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003 (the “Shiprock Financial Statements”). The Shiprock Financial Statements are complete, accurate and fairly present the financial condition of Shiprock as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Shiprock Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Shiprock as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Shiprock Sub has no financial statements because it was formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind. Shiprock has no subsidiaries or affiliates, other than Shiprock Sub, and Shiprock Sub has no subsidiaries or affiliates.

(d) Since December 31, 2003, there have not been any material adverse changes in the financial condition of Shiprock. At Closing, neither Shiprock nor Shiprock Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind other than those reflected in the December 31, 2003 financial statements and any costs or liabilities incurred in connection with the Merger (which costs and liabilities, including those liabilities reflected on the December 31, 2003 financial statements, collectively shall in no event exceed $10,000 in the aggregate) for both companies.

(e) Neither Shiprock nor Shiprock Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Shiprock Financial Statements, and to the Knowledge of Gropp, Shiprock and Shiprock Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Shiprock Sub, Shiprock, or the management or properties of Shiprock or Shiprock Sub.

(f) Shiprock and Shiprock Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the states of Nevada and Arizona.

(g) Shiprock and Shiprock Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Shiprock Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Shiprock nor Shiprock Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h) As of the date of this Agreement, Shiprock’s authorized capital stock consists of 20,000,000 shares of Shiprock Common Stock, $.001 par value, of which 1,580,000 shares are presently issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares have been issued or are outstanding. At the Closing, (i) the authorized number of shares of Shiprock Common Stock shall be increased to 50,000,000 shares of $.001 par value common stock, and (ii) Shiprock shall have outstanding 1,400,000 shares of Shiprock Common Stock and no other shares of its capital stock. Shiprock Sub’s capitalization consists solely of 1,000 authorized shares of $0.001 par value common stock (“Shiprock Sub’s Common Stock”), of which 1,000 shares are outstanding, all of which are owned by Shiprock, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of Shiprock and Shiprock Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either Shiprock or Shiprock Sub.

(i) Shiprock and Shiprock Sub have (and at the Closing they will have) disclosed in writing to Duska all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either Shiprock or Shiprock Sub.

(j) The financial records, minute books, and other documents and records of Shiprock and Shiprock Sub, which fully and correctly disclose all material corporate transaction and all actions taken by the directors and the stockholders of those corporations, have been made available to Duska prior to the Closing. The records and documents of Shiprock and Shiprock Sub that have been delivered to Duska constitute all of the records and documents of Shiprock and Shiprock Sub that Gropp is aware of or that are in his possession or in the possession of Shiprock or Shiprock Sub.

(k) Neither Shiprock nor Shiprock Sub has breached, nor is there any pending, or to the Knowledge of Gropp, any existing or threatened claim that Shiprock or Shiprock Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it or its properties is bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Shiprock or Shiprock Sub is subject. Each of Shiprock and Shiprock Sub hereby represent and warrant that it is not a party to any material contract or commitment other than appointment documents with Shiprock’s transfer agent, and that it has disclosed to Duska in writing all previous or existing relationships or dealings with related or controlling parties or affiliates. There are no currently existing agreements with any affiliates, related or controlling persons or entities.

(l) Shiprock has complied with the provisions for registration under the Securities Act, any other applicable securities laws, and all applicable blue sky laws in connection with (i) the sale of 1,000,000 shares to its two founders, and (ii) its initial stock offering of 580,000 shares of Shiprock Common Stock under Rule 504. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Shiprock Common Stock were offered and sold in compliance with federal and state securities laws, and no other shares of any class were offered or sold.

(m) Shiprock was organized for the purposes of, and with a specific plan for engaging in the business of installing landscaping in new homes and renovating sprinkler systems of existing homes. Shiprock has conducted its landscaping business since its incorporation and has not engaged in any other activities since its incorporation. Because of its lack of success in the landscaping business, Shiprock has considered changing its operations or acquiring other businesses. However, Shiprock was not formed for the purposes of engaging in a merger or acquisition with an unidentified company and is not, nor has it ever been, a “blank-check company.”

(n) All information regarding Shiprock which has been (i) provided to Duska by Shiprock or (ii) set forth in any document or other communication, disseminated to any former, existing or potential stockholders of Shiprock or to the public or filed with the NASD or the SEC or any state securities regulators or authorities, is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(o) Shiprock is and has been in compliance with, and Shiprock has conducted the business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Shiprock has not received notice of any noncompliance with the foregoing, nor is it or Gropp aware of any claims or threatened claims in connection therewith. Shiprock has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Shiprock has previously filed with the SEC.

(p) Without limiting the foregoing, Shiprock and any other person or entity for whose conduct Shiprock is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, “Environmental Laws”). Neither Shiprock nor any other person or entity for whose conduct Shiprock is legally responsible, has (i) received any notice, demand, request for information, or administrative or other inquiry relating to any alleged violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any governmental authority or any third party of any such alleged violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Shiprock’s properties or any other properties, (iii) become aware or received notice of the release or disposal of any hazardous substances in violation of any applicable Environmental Law, on, under or at any of Shiprock’s properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of Shiprock for the response to or remediation of any hazardous substance at or arising from any of Shiprock’s properties or any other properties owned or operated by Shiprock or any other person for whose conduct Shiprock is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of Shiprock for the costs of response to or remediation of hazardous substances at or arising from any properties owned or operated by Shiprock or any other person for whose conduct Shiprock is or may be held responsible. For purposes of this Agreement, the term “hazardous substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any Environmental Law. No Environmental Law imposes any obligation upon Shiprock arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree.

(q) Shiprock has filed on a timely basis all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “Shiprock SEC Documents”). As of their respective dates, the Shiprock SEC Documents complied in all material respects with the requirements of the Securities Act, the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the Shiprock SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Shiprock included in the Shiprock SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Shiprock as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(r) There is no basis for any assertion against Shiprock of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Shiprock to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Shiprock, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Shiprock, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(s) No aspect of Shiprock’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair Shiprock from carrying on the business of Duska as it is presently being conducted by Duska.

(t) Shiprock currently has no employees, consultants or independent contractors other than Gropp. Gropp is the sole director and sole executive officer of Shiprock, and Gropp is also the sole director and sole officer of Shiprock Sub. Neither Gropp nor any other affiliate of Shiprock is or has been subject to any of the disqualification provisions set forth in Section 230.262 of Regulation A.

(u) Shiprock has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 5, “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $500.

(v) Other than this Agreement and the transactions contemplated hereby, there are no outstanding contracts, commitments or bids, or services, development, sales or other proposals of either Shiprock or Shiprock Sub.

(w) There are no outstanding lease or purchase commitments of Shiprock or Shiprock Sub.

(x) No representation or warranty by Shiprock or Shiprock Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Shiprock that may reasonably be expected to have a material adverse effect on Shiprock or, after the Closing, on Duska. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Shiprock in connection herewith have been and will be complete originals, or exact copies thereof.

(y) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by Shiprock under the Securities Act and with the NASD and the Secretary of State of Delaware and Nevada, the execution and delivery by Shiprock of this Agreement and the closing documents and the consummation by Shiprock of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Shiprock, or its business or assets. Shiprock is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of Shiprock and Duska after the Closing.

6. CLOSING. The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be on or before March 31, 2004. The “Effective Date” of the Merger shall be that date on which executed copies of the attached Certificate of Merger becomes effective under the laws of Delaware.

7. ACTIONS PRIOR TO CLOSING.

(a) Prior to the Closing, Duska on the one hand, and Shiprock and Shiprock Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, Duska shall effect the Stock Split. After the foregoing Stock Split, the total number of shares of Duska Common Stock outstanding shall be 14,050,761 (plus any shares sold in the Financing).

(c) Prior to the Closing, Shiprock shall amend and restate its Articles of Incorporation by adopting, and filing with the office of the Secretary of State of Nevada, the Amended and Restated Articles of Incorporation, the form of which is attached hereto as Exhibit “B” (the “Amended and Restated Articles of Incorporation”). The Amended and Restated Articles of Incorporation shall, among things, (i) increase the authorized number of shares of Shiprock Common Stock to 50,000,000, and (ii) change the name of Shiprock to “Duska Therapeutics, Inc.” Shiprock shall (x) obtain the required approval of the stockholders of Shiprock for the filing of the Amended and Restated Articles of Incorporation, (y) prepare and file with the SEC, and timely disseminate to the Shiprock stockholders a proxy statement or information statement required in connection with obtaining the foregoing approval of the stockholders, and (z) prepare and file with the SEC, and timely disseminate to the Shiprock stockholders an information statement on Schedule 14F-1 announcing the change in directors of Shiprock following the completion of the Merger. The form and content of any such proxy statement or information statement shall comply with the rules and regulations of the SEC and shall be subject to the prior review and reasonable consent of Duska’s counsel.

(d) Prior to the Closing, Duska shall complete the Financing. At the sole discretion of Duska, the aggregate minimum amount of gross proceeds raised in the Financing may be reduced from $2,650,000 to $2,000,000. Should Duska elect to reduce the minimum amount of gross proceeds to be raised in the Financing to $2,000,000, the Financing shall be deemed to have been completed if Duska raises $2,000,000 or more. Duska agrees that all investors in the Financing shall be “accredited investors,” as that term is defined under Rule 501(a) of Regulation D, and the Financing shall comply with Regulation D and be exempt from registration under all applicable state securities laws. Duska may utilize placement agents and registered broker dealers to assist with the Financing and may agree to pay such agents or broker dealers a commission of up to 10% and an expense allowance of up to 3% of the sales price of the Units, and may issue warrants to purchase hares of Duska Common Stock as additional compensation. The number of Units to be sold, the price of the Units, the terms of the warrants to be included in the Units, and the amount of commissions and allowances that may be paid in the Financing shall be established in the sole discretion of Duska.

(e) Prior to the Closing, Duska, Shiprock, Shiprock Sub, and Gropp agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that Shiprock is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, Shiprock shall provide Duska with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that Duska may request.

(f) Prior to the Closing, Tommy J. Gropp, the registered and beneficial owner of 500,000 shares of Shiprock Common stock, will sell to Shiprock 180,000 of his 500,000 shares of Shiprock Common Stock, and Shiprock shall cancel all of such shares. The purchase price to be paid by Shiprock for Mr. Gropp’s 180,000 shares shall be (i) $18.00 and (ii) the transfer to Mr. Gropp of all of the tangible equipment used by Shiprock in its landscaping and irrigation business, including Shiprock’s automobile, and Mr. Gropp shall agree to assume all of the accrued liabilities associated with Shiprock’s landscaping and irrigation business (excluding up to $10,000 in costs incurred in connection with the Merger).

(g) Except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of Shiprock’s Common Stock after the date hereof and there shall be no dividends or other distributions paid on Shiprock’s Common Stock after the date hereof, in each case through and including the Effective Date. Shiprock and Shiprock Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(h) Prior to the Closing, Shiprock shall adopt a stock option/incentive plan, the form of which is attached hereto as Exhibit “C,” and shall make provision for all of the outstanding options under Duska’s 2000 Stock Option Plan to be assumed under this stock option/incentive plan.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DUSKA. All obligations of Duska under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

(a) The representations and warranties by or on behalf of Shiprock, Shiprock Sub and Gropp contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b) Shiprock and Shiprock Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the directors of Shiprock and Shiprock Sub, and Shiprock as sole stockholder of Shiprock Sub, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, Shiprock and Shiprock Sub shall have delivered certified copies of resolutions of the sole stockholder and director of Shiprock Sub and of the directors of Shiprock approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Shiprock and Shiprock Sub to comply with the terms of this Agreement, including the election of Duska’s nominees to the Board of Directors of Shiprock, and all matters outlined or contemplated herein.

(e) The Merger shall be permitted by applicable state law and otherwise and Shiprock shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) At Closing, all of the directors and officers of Shiprock shall have resigned in writing from their positions as directors and officers of Shiprock effective upon the election and appointment of the Duska nominees, and the directors of Shiprock shall take such action as may be necessary or desirable regarding such election and appointment of Duska nominees.

(g) At the Closing, all instruments and documents delivered by Shiprock or Shiprock Sub, pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Duska.

(h) The capitalization of Shiprock and Shiprock Sub shall be the same as described in Section 5(h), except that the number of outstanding shares of Shiprock Common Stock shall have been decreased to 1,400,000 shares and the authorized number of shares of Shiprock Common Stock shall be as set forth in the Amended and Restated Articles of Incorporation.

(i) The shares of restricted Shiprock Common Stock to be issued to Duska Stockholders at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j) Duska shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax free reorganization as to Duska and all of the Duska Stockholders.

(k) Duska shall have received all necessary and required approvals and consents from required parties and from the Duska Stockholders.

(l) At the Closing, Shiprock and Shiprock Sub shall have delivered to Duska an opinion of Shiprock’s legal counsel dated as of the Closing to the effect that:

(1) Each of Shiprock and Shiprock Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by Shiprock and Shiprock Sub and is a valid and binding obligation of Shiprock and Shiprock Sub enforceable in accordance with its terms;

(3) Shiprock and Shiprock Sub each through its Board of Directors, and Shiprock Sub through its stockholder, have taken all corporate action necessary for performance under this Agreement, including the completion of the Merger and the adoption of the Amended and Restated Articles of Incorporation;

(4) The documents executed and delivered to Duska and Duska Stockholders hereunder are valid and binding in accordance with their terms and vest in Duska Stockholders all right, title and interest in and to the shares of Shiprock’s Common Stock to be issued pursuant to Section 2 hereof, and the shares of Shiprock Common Stock when issued will be duly and validly issued, fully-paid and nonassessable;

(5) Shiprock and Shiprock Sub each has the corporate power to execute, deliver and perform under this Agreement;

(6) Shiprock has filed on a timely basis all information statements and other reports required to be filed with the SEC in connection with the Merger, the execution of this Agreement, the change in directors of Shiprock in connection with the Merger, and the adoption of the Amended and Restated Articles of Incorporation.

(7) Legal counsel for Shiprock and Shiprock Sub is not aware of any liabilities, claims or lawsuits involving Gropp, Shiprock or Shiprock Sub.

(m) Gropp and Thomas C. Cook and Associates, Ltd. shall have signed and delivered to Duska at the Closing an escrow agreement (the “Escrow Agreement”) in the form set forth in Exhibit “E”, pursuant to which Gropp shall at the Closing deposit 100,000 shares of his Shiprock Common Stock with Thomas C. Cook and Associates, Ltd., as escrow agent, as security for any and all indemnification claims made by Duska pursuant to this Agreement.

(n) Shiprock shall have taken all corporate action necessary to approve the Amended and Restated Articles of Incorporation, and the Amended and Restated Articles of Incorporation shall have been filed with the Secretary of State of the State of Nevada.

(o) Duska shall have completed the Financing.

(p) Each officer and director of Shiprock and Shiprock Sub shall have signed an Indemnification Waiver letter, the form of which is attached hereto as Exhibit “F”.

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SHIPROCK AND SHIPROCK SUB. All obligations of Shiprock and Shiprock Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Date, of each of the following conditions:

(a) The representations and warranties by Duska contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing and the Effective Date as though such representations and warranties were made at and as of such times.

(b) Duska shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) Duska shall cause each of stockholders who, on the date of this Agreement owned 5% or more of the then outstanding shares of Duska Common Stock, to deliver to Shiprock, a letter commonly known as an “Investment Letter,” in substantially the form attached hereto as Exhibit “D”, acknowledging that the shares of Shiprock Common Stock are being acquired by said stockholders for investment purposes.

(d) Duska shall have completed the Financing.

(e) Duska shall deliver an opinion of its legal counsel to the effect that:

(1) Duska is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by Duska;

(3) The Board of Directors and stockholders of Duska have taken all corporate action necessary for performance under this Agreement;

(4) Duska has the corporate power to execute, deliver and perform under this Agreement; and

(5) Legal counsel for Duska is not aware of any liabilities, claims or lawsuits involving Duska.

10. SURVIVAL AND INDEMNIFICATION. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the survival of the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the third anniversary of the Effective Date, except that the representations and warranties contained in Sections 5(g) and 5(p) of this Agreement shall survive indefinitely. The representations and warranties for which survival terminates on the third anniversary of the Effective Date, and the liability of any party with respect thereto pursuant to this Section 10, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the third anniversary of the Effective Date, as the case may be.

(a) The parties shall indemnify each other as set forth below:

(1) Subject to the provisions of this Section 10, each of Gropp, Shiprock and Shiprock Sub (individually and collectively, the “Shiprock Group”) shall jointly and severally indemnify and hold harmless Duska and Duska’s past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, Gropp shall also indemnify Shiprock) (collectively, the “Duska Indemnified Parties”) from and against any Losses (as defined below) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty of the Shiprock Group contained in Sections 5 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by the Shiprock Group or any officer or any of them at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by the Shiprock Group, of or failure by the Shiprock Group to perform any of its covenants or agreements contained in this Agreement; provided, however, that (A) no member of the Shiprock Group shall be responsible for any Losses with respect to the matters referred to in clauses (i) or (ii) of this Section 10(a) until the cumulative aggregate amount of all such Losses exceeds $10,000, in which event the Shiprock Group shall then be liable for all such cumulative aggregate Losses, including the first $10,000. Each member of the Shiprock Group specifically acknowledges and agrees that any Duska Indemnified Party may proceed against any member of the Shiprock Group under this Section 10 without contemporaneously, or at any time, proceeding against any other member of the Shiprock Group. As used herein, “Losses” shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, and the term “legal expenses” shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

(2) Subject to the provisions of this Section 10, Duska shall indemnify and hold harmless each member of the Shiprock Group (collectively, the “Shiprock Group Indemnified Parties”) from and against any Losses (including, without limitation, any reasonable legal expenses) to the extent arising from, relating to or otherwise in respect of (i) the inaccuracy or breach of any representation or warranty of Duska contained in Sections 4 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by Duska or an officer of Duska at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by Duska of or failure by Duska to perform any of its covenants or agreements contained in this Agreement, provided, however, that Duska shall not be responsible for any Losses with respect to the matters until the cumulative aggregate amount of such Losses exceeds $10,000, in which event Duska shall then be liable for all such cumulative aggregate Losses, including the first $10,000.

(3) In order for a Duska Indemnified Party or Shiprock Group Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to the Shiprock Group or any member thereof (in the case of any indemnification claim under Section 10(a)(1)) or Duska (in the case of any indemnification claim under Section 10(a)(2)). The failure by any Indemnified Party so to notify the Shiprock Group (or any member thereof) or Duska, as the case may be, shall not relieve any relevant indemnifying party (each relevant member of the Shiprock Group, or Duska, as the case may be, being referred to herein as an “Indemnifying Party”) from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(4) (i) If the claim involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(ii) Notwithstanding the preceding paragraph, if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (ii) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(iii) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(iv) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof;

(v) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(b) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

11. NATURE OF REPRESENTATIONS. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

(a) Duska will deliver, or will cause to be delivered, to Shiprock the following:

(1) a certificate executed by the Chief Executive Officer or President of Duska to the effect that all representations and warranties made by Duska under this Agreement are true and correct as of the Closing and as of the Effective Date, the same as though originally given to Shiprock or Shiprock Sub on said date;

(2) a certificate from the state of Duska’s incorporation dated within five business days of the Closing to the effect that Duska is in good standing under the laws of said state;

(3) Investment Letters in the form attached hereto as Exhibit “D” executed by each of the Duska stockholders referred to in Section 9(c);

(4) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(5) executed copy of the Certificate of Merger for filing in Delaware; and certified copies of resolutions adopted by the stockholders and directors of Duska authorizing the Merger;

(6) all other items, the delivery of which is a condition precedent to the obligations of Shiprock and Shiprock Sub, as set forth herein, including the asset transfer and assumption agreements contemplated by Section 7(f); and (7) the legal opinion required by Section 9(e) hereof.

(b) Shiprock and Shiprock Sub will deliver or cause to be delivered to Duska:

(1) stock certificates representing those securities of Shiprock to be issued as a part of the Merger as described in Section 2 hereof;

(2) a certificate of the President of Shiprock and Shiprock Sub, respectively, to the effect that all representations and warranties of Shiprock and Shiprock Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to Duska on said date;

(3) certified copies of resolutions adopted by Shiprock’s and Shiprock Sub’s Board of Directors and Shiprock Sub’s stockholder authorizing the Merger and all related matters;

(4) certificates from the jurisdiction of incorporation of Shiprock and Shiprock Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(5) opinion of Shiprock’s counsel as described in Section 8(l) above;

(6) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(7) written resignation of all of the officers and directors of Shiprock and Shiprock Sub;

(8) Escrow Agreement, signed by Gropp and Thomas C. Cook and Associates, Ltd.;

(9) Certified copy of the filed Amended and Restated Articles of Incorporation;

(10) Indemnification Waiver letter signed by Gropp; and

(11) all other items, the delivery of which is a condition precedent to the obligations of Duska, as set forth in Section 8 hereof, including the asset transfer and assumption agreements contemplated by Section 7(f).

13. FINDER’S FEES. Gropp, Shiprock and Shiprock Sub, jointly and severally, represent and warrant to Duska, and Duska represents and warrants to each of Gropp, Shiprock and Shiprock Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14. POST-CLOSING COVENANTS.

(a) Financial Statements. After the Closing, Shiprock shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of 12 months following the Closing, Shiprock shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by Shiprock under the Securities Exchange Act of 1934.

(b) Standard and Poors. If required, Shiprock shall use its commercially reasonable efforts to apply for listing in the Corporate Records published by Standard & Poor’s or the Mergent Manuals and News Reports published by Mergent, Inc.

(c) OTC Bulletin Board. For a period of 12 months following the Closing, Shiprock shall use its commercially reasonable efforts to cause its Common Stock to be traded on either the OTC Bulletin Board, on The Nasdaq Stock Market, or any exchange. Notwithstanding the foregoing, Shiprock shall not be deemed to be in breach of the foregoing covenant if it is removed from any trading system due to its failure to meet any balance sheet or other financial requirement established by the trading system.

(d) Confidentiality. Gropp hereby agrees that, after the Closing, he shall not publicly disclose any confidential information of either Shiprock, Shiprock Sub or Duska, and that he shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of Shiprock or Duska, without the prior written consent of Duska.

15. MISCELLANEOUS.

(a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination. All obligations hereunder (other than those under Section 15(l)) may be terminated at the discretion of (i) any party if the closing conditions specified in Sections 8 and 9 for the benefit of that party are not met or waived by April 15, 2004, unless such termination date is extended by all of the parties to this Agreement, or (ii) the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached. In addition, Duska may terminate this Agreement in the event that any of the documents or reports Shiprock has filed with the SEC is found to have contained a misstatement of a material fact or to have omitted to state a material fact. Shiprock, Shiprock Sub and Gropp hereby acknowledge and agree that there can be no assurance that Duska will be able to complete the Financing and that Duska shall have no liability to any of them based solely on Duska’s failure to complete the Financing.

(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time. Time is of the essence.

(k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. The indemnification provisions of Section 10, including the $10,000 limit set forth in those provisions, shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party, and the parties shall be entitled to pursue any legal remedy available to them under law or equity.

(m) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware.

(n) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SHIPROCK SUBSIDIARY, INC.		SHIPROCK, INC.

By:		By:
	Tommy J. Gropp		Tommy J. Gropp
	President		President

DUSKA SCIENTIFIC CO.

By:		By:
	Tommy J. Gropp		Amir Pelleg, Ph.D., President